Exhibit 99.2

Press Release

CONTACT:

Jon Kathol

Vice President, Investor Relations

Tel:813-313-1732

investorrelations@primowater.com

PRIMO WATER CORPORATION ANNOUNCES APPOINTMENT OF ARCHANA SINGH TO BOARD OF DIRECTORS

TAMPA, FL – August 4, 2021 – Primo Water Corporation (NYSE:PRMW; TSX:PRMW) (the “Company” or “Primo”), a leading provider of sustainable drinking water solutions direct to consumers in North America and Europe, today announced the appointment of Archana Singh to the Primo Water Corporation Board of Directors. Ms. Singh will be an independent director and serve as a member of the Human Resources and Compensation Committee of the Board.

“We are excited to have Archana join Primo’s Board of Directors. She has extensive human resources and talent management experience with a global focus,” commented Jerry Fowden, Chairman of the Board. “Archana brings a wealth of proven executive leadership and is an excellent complement to our existing Board skill set,” continued Mr. Fowden.

Ms. Singh, 51, has been Chief People Officer of Expedia Group, Inc. since 2019. In this position, Ms. Singh oversees the global human resources operation focused on creating HR operational excellence, best-in-class employee experience and engagement, and strong leadership development throughout the organization. From 2016 to 2019, she held the position of Chief Human Resource Officer at John Wiley & Sons, Inc., a global publishing company, where she aligned HR strategies with organizational and business goals, emphasizing business performance, talent management, culture alignment and integration. Prior to Wiley, from 2014 to 2016, she was Chief Human Resource Officer, Managing Director, at the consultancy Hay Group, Inc., where she developed innovative HR strategies and initiatives that positioned the organization for transformation and growth. She also held executive-level HR positions at Computer Science Corporation, AMD Corporation, Unisys Corporation, Sun Microsystems and Credit Suisse First Boston. Ms. Singh earned a Masters of Business Administration (MBA) and Bachelor of the Arts in Economics (BA) degrees from Jodhpur University. She also has a Masters in International Management from the Thunderbird School of Global Management and completed the Advanced Management Program (AMP) at Harvard University.

ABOUT PRIMO WATER CORPORATION

Primo Water Corporation is a leading pure-play water solutions provider in North America, Europe and Israel and generates approximately $2.0 billion in annual revenue. Primo operates largely under a recurring razor/razorblade revenue model. The razor in Primo’s

Press Release

revenue model is its industry leading line-up of sleek and innovative water dispensers, which are sold through retailers and online at various price points. The dispensers help increase household penetration which drives recurring purchases of Primo’s razorblade offering. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions across its 22-country footprint direct to the customer’s door, whether at home or to businesses. Through its Water Exchange and Water Refill businesses, Primo offers pre-filled and reusable containers at over 13,000 locations and water refill units at approximately 22,000 locations, respectively. Primo also offers water filtration units across its 22-country footprint representing a top five position.

Primo’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

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